EXHIBIT 99.1

NEWS

SpatiaLight Announces Year-End Results for 2005;
Year Viewed as Transition from R&D to Production Emphasis

Novato, Calif., March 14, 2006 - SpatiaLight, Inc. (Nasdaq trading symbol: HDTV), a developer and manufacturer of ultra high-resolution microdisplays for the high definition television market, reported its year-end financial results for 2005.

For the year ended December 31, 2005, the Company reported revenues of $238,000, as compared to $1,161,000 in revenues achieved in 2004. Net loss for the 2005 year came to $14,025,000, or a loss of $0.39 per basic and diluted share, versus a net loss of $9,367,000, or a loss of $0.27 per share for the year ended December 31, 2004. The foregoing results are subject to final verification by the Company’s independent registered public accounting firm, whose report on the Company’s annual consolidated financial statements is to be included in it’s Annual Report on Form 10-K, to be filed with the SEC by no later than March 16, 2006.

“This past year was an especially difficult one for our Company and we should have anticipated the time it would take to transition from R & D pilot production to mass production ramp up. We now feel that we have resolved many significant issues during 2005 and that the Company has reached an inflection point that positions it for substantial future growth,” said Dave Hakala, SpatiaLight’s Chief Operating Officer. “Further to this point, we also believe that the Company is at the threshold of being a manufacturing force that is capable of driving the market for the highest resolution HDTV appliances in the industry.”

“Production of our third generation T-3 liquid crystal on silicon (LCoS) microdisplays was hampered by continuing adjustments in specifications throughout 2005,” Hakala explained. “Final specifications have now been agreed upon and we are vigorously ramping up production at our manufacturing facility in Korea.”

“We expect to deliver approximately 1,000 LCoS Sets to our largest OEM customer, LG Electronics for its LCoS televisions in Australia and Korea over the next month and we’re targeted to deliver the balance of the current open purchase order to them during this summer,” he said. “Our cell test yields, as measured against fully agreed upon specifications with our customers, are now consistent at the 50 percent level and, although not as high as we would like, yields continue to increase. In addition, we have now finished the transfer of our entire production line from our Petaluma, California facility to our South Korean manufacturing plant. At full deployment, this plant will have a capacity of 28,000 LCoS microdisplay chipsets per month and has been designed for phased expansion ultimately to a capacity of up to 120,000 microdisplay chipsets per month.”

Each SpatiaLight chipset incorporates three proprietary imagEngine™ microdisplays. The third generation T-3 model - which has an active matrix of 1920 pixels by 1080 pixels configuration, for a total of 6.2 million pixels - provides the highest resolution in the industry and is expected to help drive greater sales of HDTV units. The first generation T-1 model, which is no longer in production, had an active matrix configuration of 1280 pixels by 960 pixels.

The increasing consumer popularity of LCoS based high definition televisions has been demonstrated by the strong retail acceptance of the new Sony LCoS models in the United States during the fourth quarter of 2005, capturing a 17 percent share of the High Definition MD-RPTV market, noted Theodore Banzhaf, SpatiaLight’s Executive Vice President.

“The LG 71-inch SA1D television set was introduced for sale in Australia in early 2006. LG has advised us that additional shipments are destined for Australia in the near future,” Banzhaf said. “Currently, estimates of consumer demand for these televisions approximate several thousand sets per month in Australia and Korea, and we are accelerating our production of LCoS microdisplays to meet this rapidly growing demand.”

“In addition to working toward meeting LG Electronics’ needs for our LCoS chipsets, we are in the process of negotiating purchase orders with Thintek Optronics in Taiwan and Skyworth Display in China. Skyworth is currently producing and selling a 60” LCoS RPTV based on SpatiaLight’s T-1 imager chipset, and anticipates upgrading its High Definition LCoS RPTVs to be powered by our T-3, 1920x1080p imagers in the near future. We also are making progress on negotiations in Japan for sales of our microdisplays both to consumer television set producers and to OEM producers of HDTV light engines.”

To support general operations and production expansion, SpatiaLight completed a $2 million private placement of common shares and warrants in October of 2005, and sold an additional 1.3 million common shares in January of 2006, which provided approximately $3.4 million in proceeds.

The Company will hold a conference call and webcast to discuss its 2005 results and outlook for 2006 at 5:00 p.m. EST (2:00 p.m. PST) today. The general public is invited to listen to the call on the web at http://www.spatialight.com.

About SpatiaLight

SpatiaLight, Inc., founded in 1989 in Novato, Calif., manufactures high-resolution LCoS microdisplays for use in high definition televisions and other display applications. Providing resolution of more than 6.2 million pixels, each SpatiaLight LCoS set incorporates three proprietary imagEngine™ microdisplays. The company manufactures its products at facilities in Novato and at its larger production facility in South Korea. The company is committed to developing microdisplay technologies that will be the standard for the next generation of high definition televisions and to providing OEMs with the most cost effective, high-resolution microdisplays in the industry.

For more information about SpatiaLight, please visit the company’s website at: http://www.spatialight.com.

Safe Harbor Statement

This news release includes forward-looking statements that reflect SpatiaLight's current expectations about its future results, performance, prospects and opportunities. SpatiaLight has tried to identify these forward-looking statements by using words and phrases such as "may," "will," "expects," "anticipates," "believes," "intends," "estimates," "plan," "should," "typical," "preliminary," "we are confident" or similar expressions. These forward-looking statements are based on information currently available to SpatiaLight and are subject to a number of risks, uncertainties and other factors that could cause SpatiaLight's actual results, performance, prospects or opportunities in the remainder of 2006 and beyond to differ materially from those expressed in, or implied by, these forward-looking statements. These risks and uncertainties are outlined in the Company's filings with the U. S. Securities and Exchange Commission, including its most recent reports on Forms 10-Q and 10-K.

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For additional information, please contact:
Mr. Ted Banzhaf, Executive Vice President
SpatiaLight, Inc.
Five Hamilton Landing, Suite 100
Novato, CA 94949
Telephone: (415) 883-1693

ir@spatialight.com